Exhibit 5.1

Writer’s Direct Dial: +1 212 225 2650

E-Mail: cbrod@cgsh.com

February 23, 2022

Voya Financial, Inc.

230 Park Avenue

New York, New York 10169

Ladies and Gentlemen:

We have acted as special counsel to Voya Financial, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (including the documents incorporated by reference therein, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale from time to time, together or separately and in one or more series (if applicable), of the (i) senior debt securities of the Company (the “Senior Debt Securities”) and subordinated debt securities of the Company (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), (ii) guarantees of the Debt Securities (the “Debt Securities Guarantees”) by Voya Holdings Inc., a Connecticut corporation and a wholly owned subsidiary of the Company (“Voya Holdings”), (iii) guarantees by the Company or Voya Holdings, either independently or together, of debt securities of other subsidiaries, which may be offered for consideration that may include consents or exchanges of existing securities (the “Guarantees”), (iv) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), (v) shares of preferred stock, par value $0.01 per share of the Company (the “Preferred Stock”), (vi) fractional interests in Preferred Stock evidenced by depositary receipts (the “Depositary Shares”), (vii) warrants of the Company (the “Warrants”) and (viii) units of the Company consisting of one or more of the foregoing which may or may not be separable (the “Units”). The Debt Securities, Debt Securities Guarantees, Guarantees, Common Stock, Preferred Stock, Depositary Shares, Warrants and Units are referred to herein collectively as the “Securities.” The Securities being registered under the Registration Statement will have an aggregate initial offering price of up to $2,000,000,000 and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Voya Financial, Inc., p. 2

The Debt Securities are to be issued in one or more series and may be either Senior Debt Securities issued pursuant to a senior indenture, dated as of July 13, 2012, among the Company, as issuer, Voya Holdings, as initial guarantor, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”) (as amended or supplemented, the “Senior Indenture”), or Subordinated Debt Securities issued pursuant to a subordinated indenture, dated as of May 16, 2013, among the Company, as issuer, Voya Holdings, as initial guarantor, and the Trustee (as amended or supplemented, the “Subordinated Indenture”). The Senior Indenture and the Subordinated Indenture are each referred to herein as an “Indenture” and collectively referred to herein as the “Indentures.” The Debt Securities Guarantees are to be issued pursuant to the Senior Indenture or the Subordinated Indenture, as applicable. The Guarantees are to be issued pursuant to one or more guarantees to be issued by the Company or Voya Holdings, as applicable. The terms of the Preferred Stock are to be established in one or more certificates of designation to be filed with the Secretary of State of the State of Delaware (each, a “Certificate of Designation”). The Depositary Shares are to be issued under one or more deposit agreements (each, a “Deposit Agreement”), to be entered into between the Company and the depositary to be named therein. The Warrants are to be issued under one or more warrant agreements (each, a “Warrant Agreement”), to be entered into between the Company and the warrant agent to be named therein. The Units are to be issued under one or more unit agreements (each a “Unit Agreement”), to be entered into between the Company and the unit agent to be named therein.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	executed copies of the Indentures, including the form of Guarantee set forth in Article 12 thereof;

(c)	form of Common Stock Certificate, filed as Exhibit 4.15 to the Registration Statement; and

(d)

copies of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) certified by the Secretary of State of the State of Delaware and the Company’s Bylaws, as amended and restated (the “Bylaws”), certified by the corporate secretary of the Company.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Voya Financial, Inc., p. 3

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

2.	The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

3.	The Debt Securities Guarantees will be the valid, binding and enforceable obligations of Voya Holdings, entitled to the benefits of the applicable Indenture.

4.	The Common Stock will be validly issued by the Company, fully paid and nonassessable.

5.	The Preferred Stock will be validly issued by the Company, fully paid and nonassessable.

6.

The Depositary Shares, upon the due issuance by the Depositary of depositary receipts evidencing such Depositary Shares against the terms of the deposit of such Depositary Shares in respect thereof in accordance with the Deposit Agreement, will be validly issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the depositary receipts issued thereunder.

7.	The Guarantees will be the valid, binding and enforceable obligations of the Company and Voya Holdings, as applicable.

8.	The Warrants will be the valid, binding and enforceable obligations of the Company.

9.	The Units will be the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the valid existence and good standing of the Company, they are based solely on confirmation from public officials. Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or Voya Holdings, (a) we have assumed that the Company, Voya Holdings and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

Voya Financial, Inc., p. 4

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company and Voya Holdings, as applicable, will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or Voya Holdings, as applicable; (ii) prior to the issuance of the Securities, the Company and Voya Holdings, as applicable, will duly authorize, execute and deliver any applicable Debt Securities Guarantee, Guarantee, Deposit Agreement, Warrant Agreement, Unit Agreement and any other agreement necessary with respect to the Securities or contemplated by the Securities or the Registration Statement and will take any other appropriate or necessary corporate action, including the filing of any Certificate of Designation with the Secretary of State of the State of Delaware; (iii) any agreement governing the Securities and any instruments evidencing the Securities will be governed by New York law; (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement and the related prospectus supplements describing the Securities and the offering thereof; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Common Stock or Preferred Stock, shall not be less than the respective par value thereof; and (vi) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated or countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinion expressed in paragraph 2 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at an original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a

Voya Financial, Inc., p. 5

currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware (but we express no opinion relating to the insurance laws and regulations of each such state).

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Validity of the Securities” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Craig B. Brod
Craig B. Brod, a Partner